Exhibit 99.1

AMERICANWEST BANK APPOINTS NEW EXECUTIVE OFFICERS

Contact:	Robert M. Daugherty, President and CEO
(509) 467-6993

SPOKANE, WA – June 6, 2005 – AmericanWest Bancorporation (Nasdaq: AWBC) President & CEO Robert M. Daugherty announced today the appointments of Diane Kelleher as Executive Vice President and Chief Financial Officer for AmericanWest Bancorporation and its subsidiary AmericanWest Bank, and Greg Hansen as Executive Vice President and Director of Commercial Lending for AmericanWest Bank. “I am pleased to announce the addition of Ms. Kelleher and Mr. Hansen to our executive team. The experience that these individuals bring rounds out our team and clearly positions us to propel the bank to its next level.”

Having come from Washington Mutual and with more than 20 years of banking experience focused primarily around asset/liability management, treasury, capital and debt management, and financial planning and analysis, Ms. Kelleher is well positioned to assume her new role.

“Ms. Kelleher is a respected professional who offers a wealth of experience in banking and finance. We are fortunate to have an individual of her caliber join our team,” said Daugherty. Ms. Kelleher replaces former CFO C. Tim Cassels who will be departing the company shortly.

With extensive experience in banking and executive management, Greg Hansen brings to AmericanWest Bank an impressive background in commercial lending team management, managing large and complex credit relationships, and knowledge of capital markets and the securitization process. Prior to coming to AmericanWest Bank, Mr. Hansen was the Team Leader for the Spokane Commercial Lending Team of U.S. Bank.

“Commercial lending is at the heart of what we do, and Mr. Hansen brings the expertise needed to drive sales, reduce risk, and grow relationships,” said Daugherty. Hansen has proven success in his career in generating new loans and commitments, obtaining new relationships, reducing risk rated assets, and increasing market share. Mr. Hansen replaces former EVP of Commercial Lending Duane Brandenburg, who has left the bank.

“I feel completely confident that we have assembled an extremely qualified group of executives whose combined energy and experience will take this organization to the next level,” said Daugherty, who joined AmericanWest Bancorporation as CEO in September of 2004. “We now have the skills, the commitment, and the direction to grow this company, while keeping our eyes firmly focused on the fundamentals of community banking.”

AmericanWest Bancorporation is a community bank holding company with 42 offices located in Eastern and Central Washington and Northern Idaho. For more information about the company or to access Internet banking, please visit our website at www.awbank.net.

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